EXHIBIT 4.5


- -----------------------------------------------------------------

                   TERM SELECTION AGENT AGREEMENT

                              among


                        FORD HOLDINGS, INC.


                              and


                        MERRILL LYNCH & CO.,
         MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,


                        GOLDMAN, SACHS & CO.


                               and


                       LEHMAN BROTHERS INC.


                    Dated as of June 23, 1995


                           Relating to


                 FLEXIBLE RATE AUCTION PREFERRED
                  STOCK --SERIES O and SERIES P

                               of

                        FORD HOLDINGS, INC.


- -----------------------------------------------------------------

     TERM SELECTION AGENT AGREEMENT dated as of June 23, 1995 among FORD HOLDINGS, INC., a Delaware corporation (the "Company"), MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation (Merrill Lynch), GOLDMAN, SACHS & CO., a New York limited partnership ("Goldman Sachs") and LEHMAN BROTHERS INC., a Delaware corporation ("Lehman Brothers", each of Merrill Lynch, Goldman Sachs and Lehman Brothers a "Term Selection Agent" and together, the "Term Selection Agents").

     The Company proposes to issue 500 shares designated "Flexible Rate Auction Preferred Stock--Series O" ("Series O") and 500 shares designated "Flexible Rate Auction Preferred Stock--Series P" ("Series P" and, collectively, the "Auction Preferred"), pursuant to its Certificate of Designations relating to the shares of Auction Preferred. The Company desires that the Term Selection Agents perform certain duties in connection with each Series upon the terms and conditions of this Agreement, and hereby appoints Merrill Lynch, Goldman Sachs and Lehman Brothers as the Term Selection Agents to act in the capacities set forth in this Agreement.

     NOW, THEREFORE, the Company, Merrill Lynch, Goldman Sachs and Lehman Brothers agree as follows:

     SECTION 1.  Definitions and Rules of Construction.

     SECTION 1.1.  Terms Defined by Reference to Certificate of
Designations. Capitalized terms not defined herein shall have the meanings specified in the Certificate of Designations.

     SECTION 1.2. Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

          (a)  "Auction Agreement" means the Auction Agent
     Agreement dated as of June 23, 1995, between the Company and the Auction Agent.

          (b) "Authorized Officer" means every partner, officer, director or employee of each Term Selection Agent designated as an "Authorized Officer" for purposes hereof in a notice to the Company.

          (c) "Company Officer" means the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a notice to the Term Selection Agent.

          (d) Certificate of Designations" means the Certificate of Designations of the Company relating to Series O and Series P, as filed by the Company on June 22, 1995, in the office of the Secretary of State of the State of Delaware, a copy of which is attached to the Auction Agreement as Exhibit B.

     SECTION 1.3. Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this
Agreement:

          (a) Words importing the singular number shall include the plural number and vice versa.

          (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision of this Agreement.

          (c) The words "hereof", "herein", "hereto" and other words of similar import refer to this Agreement as a whole.

          (d) All references herein to a particular time of day shall be to New York City time.

     SECTION 2. Term Selection. (a) The Company hereby appoints Merrill Lynch, Goldman Sachs and Lehman Brothers, and Merrill Lynch, Goldman Sachs and Lehman Brothers each hereby accepts the appointment, as Term Selection Agents for the purpose of establishing the length of Long-Term Dividend Periods with respect to the Series O and Series P, in each case in accordance with the provisions hereof and the Certificate of Designations. Merrill Lynch, Goldman Sachs and Lehman Brothers hereby agree that they jointly will make any determination of a Long-Term Dividend Period with respect to shares of a Series in accordance with the Certificate of Designations and this Agreement. In the event that Merrill Lynch, Goldman Sachs and Lehman Brothers are unable to agree, such designation or determination will be as jointly agreed by any two of Merrill Lynch, Goldman Sachs and Lehman Brothers and, in the event that any two of Merrill Lynch, Goldman Sachs and Lehman Brothers cannot so agree, such designation or determination will be made solely by Merrill Lynch.

     (b)(i) The Term Selection Agents agree that they may establish a Long-Term Dividend Period (including any Merger Premium) for the shares of a Series of Auction Preferred, if they determine that such Long-Term Dividend Period (including any Merger Premium), in their sole opinion, provides the Company with the most favorable financing alternative based upon the following: (A) short-term and long-term market rates and indices of such short-term and long-term rates, (B) the amounts, maturities and interest or dividend rates on the then outstanding securities of the Company or its subsidiaries, (C) market supply and demand for short-term and long-term securities, (D) yield curves for short-term and long-term securities comparable to the shares of Auction Preferred, (E) industry and financial conditions which may affect the shares of Auction Preferred including each Term Selection Agent's expectations with respect thereto, (F) then current tax laws and administrative interpretations with respect thereto, (G) the number of shares of Auction Preferred and other auction rate preferred stock of the Company Outstanding on the next Auction Date and (H) the number of potential purchasers.

       (ii)  Each Long-Term Dividend Period for a series of
Auction Preferred designated by the Term Selection Agents shall end on such day as specified by the Term Selection Agents;
provided that each Long-Term Dividend Period shall be longer than a Short-Term Dividend Period (currently 49 days) and shall consist of a whole number of weeks.

     (c) The Term Selection Agents shall specify that the next succeeding Dividend Period for such Series of Auction Preferred as a Long-Term Dividend Period by giving telephonic and written notice (a "Notice of Long-Term Dividend Period") to the Company, the Auction Agent, the Paying Agent and the Securities Depository, on or prior to the fifth day but not more than 20 days prior to an Auction Date for such Series of Auction Preferred; provided that the Term Selection Agent may not give a Notice of Long-Term Dividend Period for such Series (and any such notice shall be null and void) unless Sufficient Clearing Bids were made in the last occurring Auction for such Series and full cumulative dividends for all Series and all series of Flexible Rate Auction Preferred Stock payable prior to such date have been paid in full. The Notice of Long-Term Dividend Period shall state (i) that the next succeeding Dividend Period for such Series shall be a Long-Term Dividend Period, (ii) the term thereof and (iii) whether such shares shall be entitled to a Merger Premium in the event of a merger or consolidation and shall be substantially in the form of Exhibit E to the Auction Agreement.

     (d) Any Notice of Long-Term Dividend Period may be revoked by the Term Selection Agents on or prior to the second Business Day prior to the related Auction by telephonic and written notice, substantially in the form of Exhibit F to the Auction Agreement, to the Company, the Auction Agent, the Paying Agent and the Securities Depository.
     (e) The Company agrees to provide the Term Selection Agents with all information they may reasonably request in connection with the performance of their duties hereunder.

     SECTION 3.  Representations and Warranties of the Company.
The Company represents and warrants to the Term Selection Agents that:

          (a) This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Term Selection Agents, constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

          (b) The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or the By-laws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound.

     SECTION 4.  The Term Selection Agents.

     SECTION 4.1.  Duties and Responsibilities.  (a)  The Term
Selection Agents are acting solely as agents of the Company hereunder and owe no fiduciary duty to any other person by reason of this Agreement.

        (b) The Term Selection Agents undertake to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Term Selection Agents.

     (c) The Term Selection Agents shall have no duty or responsibility to verify or determine the accuracy of any document delivered to them in accordance with the terms hereunder. The Term Selection Agents shall have no duty or responsibility to enforce the obligations of the Company to provide the Term Selection Agents with any notice or document.

     (d) In the absence of bad faith or gross negligence on its part, no Term Selection Agent shall be liable for any action taken, suffered, or omitted by it in the performance of its duties under this Agreement, nor shall any Term Selection Agent be liable for any error of judgment made in good faith unless such Term Selection Agent shall have been grossly negligent in ascertaining the pertinent facts.

     SECTION 4.2.  Rights of the Term Selection Agents.  (a)
Each Term Selection Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Term Selection Agents shall not be liable for acting upon any telephone communication authorized hereby which the Term Selection Agents believe in good faith to have been given by the Company. The Term Selection Agents may record by tape or otherwise telephonic communications with the Company.

     (b) Each Term Selection Agent may consult with counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

     SECTION 4.3.  Compensation, Expenses and Indemnification.
(a) The Company shall reimburse each Term Selection Agent upon its request for all disbursements and advances incurred or made by such Term Selection Agent in accordance with any provision hereof (including the compensation, expenses and disbursements of the agents and counsel of such Term Selection Agent).

     (b) The Company shall indemnify each Term Selection Agent against, and hold it harmless from, any loss, liability or expense, incurred without gross negligence or bad faith on its part, arising out of or in connection with its agency, duties or functions hereunder including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties hereunder for which it is entitled to indemnification hereunder.

     (c) Promptly after receipt by a Term Selection Agent under subsection (b) above of written notice of the commencement of any action, such Term Selection Agent shall, if a claim in respect thereof is to be made against the Company under such subsection, notify the Company in writing of the commencement thereof, and in the event that such Term Selection Agent shall not so notify the Company within 30 days following receipt of any such notice by such Term Selection Agent, the Company shall have no further liability under such subsection to such Term Selection Agent unless the Company shall have received other notice addressed and delivered to it at its office specified in Section 5.2 hereof of the commencement of such action; but the omission so to notify the Company shall not relieve it from any liability which it may have to any Term Selection Agent otherwise than under such subsection. In case any such action shall be brought against any Term Selection Agent, and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Term Selection Agent in its reasonable judgment, and after notice from the Company to such Term Selection Agent of its election so to assume the defense thereof, the Company shall not be liable to such Term Selection Agent under such subsection for any legal or other expenses subsequently incurred by such Term Selection Agent in connection with the defense thereof other than reasonable costs of investigation.

     (d) If the indemnification provided for in subsection (b) above is unavailable to a Term Selection Agent in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the Company shall contribute to the amount paid or payable by such Term Selection Agent as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Term Selection Agent on the other from the offering of the shares of Auction Preferred in accordance with the Underwriting Agreement, dated June 20, 1995 (the "Underwriting Agreement"), among the Company and Merrill Lynch, Goldman Sachs and Lehman Brothers, as Underwriters (the "Underwriters") and the Pricing Agreement, dated June 20, 1995 (the "Pricing Agreement"), among the Company and the Underwriters. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by such Term Selection Agent in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and such Term Selection Agent on the other, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Term Selection Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of Auction Preferred in accordance with the Underwriting Agreement and the Pricing Agreement (before deducting expenses) received by the Company bear to the total commissions received by such Term Selection Agent, acting in its capacity as an Underwriter, pursuant to the Underwriting Agreement and the Pricing Agreement. The Company and the Term Selection Agents agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by a Term Selection Agent as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such Term Selection Agent in connection with investigating or defending any such action or claim.

     SECTION 5.  Miscellaneous.

     SECTION 5.1. Term of Agreement. (a) Unless otherwise terminated as provided in this Section 5.1, this Agreement shall remain in effect for so long as shares of Auction Preferred are outstanding. The Company may terminate this Agreement with respect to any or all Series upon 5 days' written notice to the Term Selection Agents. Any Term Selection Agent may resign and terminate this Agreement with respect to a Series upon 20 days' written notice to the Company, with a copy to the remaining Term Selection Agents, provided that no such resignation may become effective within 25 days prior to an Auction Date for such Series. In the event of the resignation of one Term Selection Agent, the Agreement shall remain in effect with respect to the remaining Term Selection Agents.

     (b) Except as otherwise provided in this subsection (b), the respective rights and duties of the Company and the Term Selection Agents under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Term Selection Agents under Sections 3 and 4.3 hereof shall survive the termination hereof.

     SECTION 5.2. Communications. Except for communications authorized to be made by telephone pursuant to this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar electronic facsimile followed by oral confirmation of receipt) and shall be given to such person addressed to it, at its address or telecopier number set forth below:

     If to the Company, addressed:

          Ford Holdings, Inc.
          The American Road
          Dearborn, Michigan  48121

          Attention:  Manager--Financing Department
          Telecopier No.:  (313) 845-4077
          Telephone No.:  (313) 322-2110

    If to the Term Selection Agents, addressed:

          Merrill Lynch & Co.
          Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
          North Tower
          World Financial Center
          New York, New York  10281

          Attention:  Carter Kegel
                c/o Preferred Desk
          Telecopier No.:  (212) 449-2761
          Telephone No.:  (212) 449-4940

          Goldman, Sachs & Co.
          85 Broad Street
          New York, New York  10004

          Attention:  Kinsey Marable
               c/o Preferred Desk
          Telecopier No.:  (212) 509-8885
          Telephone No.:  (212) 902-6080

          and

          Lehman Brothers Inc.
          3 World Financial Center
          New York, New York  10285

          Attention:  Thomas Corcoran
            c/o Auction Securities Desk
          Telecopier No.:  (212) 528-6385
          Telephone No.:  (212) 526-8390


or to such other address or telecopier number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of each of Merrill Lynch, Goldman Sachs and Lehman Brothers by an Authorized Officer.

     SECTION 5.3. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Term Selection Agents.

     SECTION 5.4. Benefits. Nothing herein, express or implied, shall give to any person, other than the Company, the Term
Selection Agents and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     SECTION 5.5. Amendment; Waiver. (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the parties hereto. The Company shall notify the Term Selection Agents of any change in the Certificate of Designations and Certificate of Incorporation not less than ten Business Days prior to the effective date of any such change.

     (b) Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     SECTION 5.6. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Company and the Term Selection Agents, provided that each Term Selection Agent shall give the Company 10 days' written notice of any assignment of its rights and obligations hereunder.

     SECTION 5.7. Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

     SECTION 5.8. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     SECTION 5.9.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                               FORD HOLDINGS, INC.


                               By  /s/ Eric A. Law
                                 ---------------------
                                 Name: Eric A. Law
                                 Title: Vice President -
                                       Controller

                               MERRILL LYNCH & CO.
                               Merrill Lynch, Pierce, Fenner &
                                Smith Incorporated

                               By  /s/ Matthew Hogan
                                 --------------------
                                 Name: Matthew Hogan
                                 Title: Director



                                  /s/ Goldman, Sachs & Co.
                                  -------------------------
                                     (Goldman, Sachs & Co.)

                               LEHMAN BROTHERS INC.


                              By  /s/ Robert H. Swindell
                                --------------------------
                                Name: Robert H. Swindell
                                Title: Managing Director